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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)*

                             Seattle Genetics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    812578102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

CUSIP No. 812578102                                           Page 2 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Olympic Venture Partners IV, L.P. ("OVP IV")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,154,171  shares,  except that OVMC IV,  L.L.C.  ("OVMC
                        IV"),  the  general  partner of OVP IV, may be deemed to
                        have sole  power to vote  these  shares,  and  George H.
                        Clute  ("Clute"),   Gerard  H.  Langeler   ("Langeler"),
                        William D. Miller  ("Miller") and Charles P. Waite,  Jr.
                        ("Waite"),  the  managing  members  of OVMC  IV,  may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,154,171  shares,  except  that  OVMC IV,  the  general
    WITH                partner  of OVP IV,  may be deemed to have sole power to
                        dispose of these shares, and Clute, Langeler, Miller and
                        Waite, the managing members of OVMC IV, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,154,171 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.76%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 812578102                                           Page 3 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Olympic Venture Partners IV Entrepreneurs Fund, L.P. ("OVP IV EF")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        50,000 shares,  except that OVMC IV, the general partner
                        of OVP IV EF,  may be deemed to have sole  power to vote
                        these shares, and Clute, Langeler, Miller and Waite, the
                        managing  members  of OVMC  IV,  may be  deemed  to have
                        shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               50,000 shares,  except that OVMC IV, the general partner
    WITH                of OVP IV EF,  may be  deemed  to  have  sole  power  to
                        dispose of these shares, and Clute, Langeler, Miller and
                        Waite, the managing members of OVMC IV, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      50,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.16%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 812578102                                           Page 4 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      OVMC IV, L.L.C. ("OVMC IV")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,204,171  shares, of which 1,154,171 are directly owned
                        by OVP IV and  50,000 are  directly  owned by OVP IV EF.
                        OVMC IV,  the  general  partner of OVP IV and OVP IV EF,
                        may be deemed to have sole power to vote  these  shares,
                        and Clute,  Langeler,  Miller and  Waite,  the  managing
                        members of OVMC IV, may be deemed to have  shared  power
                        to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,204,171  shares, of which 1,154,171 are directly owned
    WITH                by OVP IV and  50,000 are  directly  owned by OVP IV EF.
                        OVMC IV,  the  general  partner of OVP IV and OVP IV EF,
                        may be  deemed to have sole  power to  dispose  of these
                        shares,  and Clute,  Langeler,  Miller  and  Waite,  the
                        managing members of OVMC IV may be deemed to have shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,204,171
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.92%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 812578102                                           Page 5 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      George H. Clute ("Clute")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        29,782 shares
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,204,171  shares, of which 1,154,171 are directly owned
  OWNED BY              by OVP IV and  50,000 are  directly  owned by OVP IV EF.
    EACH                OVMC IV is the  general  partner of OVP IV and OVP IV EF
  REPORTING             and Clute,  a managing  member of OVMC IV, may be deemed
   PERSON               to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        29,782 shares
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,204,171 shares, of which 1,154,171 are directly owned by OVP IV and 50,000 are directly owned by OVP IV EF. OVMC IV is the general partner of OVP IV and OVP IV EF and Clute, a managing member of OVMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,233,953 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.70%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 812578102                                           Page 6 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Gerard H. Langeler ("Langeler")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        29,782 shares
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,204,171  shares, of which 1,154,171 are directly owned
  OWNED BY              by OVP IV and  50,000 are  directly  owned by OVP IV EF.
    EACH                OVMC IV is the  general  partner of OVP IV and OVP IV EF
  REPORTING             and  Langeler,  a  managing  member  of OVMC IV,  may be
   PERSON               deemed to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        29,782 shares
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,204,171 shares, of which 1,154,171 are directly owned by OVP IV and 50,000 are directly owned by OVP IV EF. OVMC IV is the general partner of OVP IV and OVP IV EF and Langeler, a managing member of OVMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,233,953 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.82%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 812578102                                           Page 7 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William D. Miller ("Miller")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        10,450 shares
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,204,171 shares, of which 1,154,171 shares are directly
  OWNED BY              owned by OVP IV and 50,000 shares are directly  owned by
    EACH                OVP IV EF. OVMC IV is the general  partner of OVP IV and
  REPORTING             OVP IV EF and Miller,  a managing member of OVMC IV, may
   PERSON               be deemed to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        10,450 shares
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,204,171 shares, of which 1,154,171 shares are directly owned by OVP IV and 50,000 shares are directly owned by OVP IV EF. OVMC IV is the general partner of OVP IV and OVP IV EF and Miller, a managing member of OVMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,214,621 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.41%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 812578102                                           Page 8 of 10 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Charles P. Waite, Jr. ("Waite")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        30,138 shares
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,204,171  shares, of which 1,154,171 are directly owned
  OWNED BY              by OVP IV and  50,000 are  directly  owned by OVP IV EF.
    EACH                OVMC IV is the  general  partner of OVP IV and OVP IV EF
  REPORTING             and Waite,  a managing  member of OVMC IV, may be deemed
   PERSON               to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        30,138 shares
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,204,171 shares, of which 1,154,171 are directly owned by OVP IV and 50,000 are directly owned by OVP IV EF. OVMC IV is the general partner of OVP IV and OVP IV EF and Waite, a managing member of OVMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,234,309 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.82%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 9 of 10 Pages

This Amendment No. 1 amends the Statement on 13(G) (the "Original Statement") filed by Olympic Venture Partners IV, L.P., a Delaware limited partnership ("OVP IV"), Olympic Venture Partners IV Entrepreneurs Fund, L.P., a Delaware limited partnership ("OVP IV EF"), OVMC IV, L.L.C., a Delaware limited liability company ("OVMC IV") and the general partner of OVP IV and OVP IV EF, George H. Clute ("Clute"), Gerard H. Langeler ("Langeler"), William D. Miller ("Miller") and Charles P. Waite, Jr. ("Waite"), the managing members of OVMC IV. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change to the Original Statement are included in this Amendment No. 1.


Item 4. Ownership.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

         (a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

         (b)      Percent of class:  See Row 11 of cover page for each Reporting
                  Person.

         (c)      Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.


Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

                                                             Page 10 of 10 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2003
                                   OLYMPIC VENTURE PARTNERS IV, L.P., a Delaware Limited Partnership

                                   By:  OVMC IV, L.L.C., a Delaware Limited
                                        Liability Company
                                   Its: General Partner


                                   OLYMPIC VENTURE PARTNERS IV ENTREPRENEURS
                                   FUND, L.P., a Delaware Limited Partnership

                                   By:  OVMC IV, L.L.C., a Delaware Limited
                                        Liability Company
                                   Its: General Partner


                                   OVMC IV, L.L.C., a Delaware Limited Liability Company

                                   By: /s/ Bill Funcannon
                                       -----------------------------------------
                                       Bill Funcannon,
                                       Attorney-in-fact

                                   GEORGE H. CLUTE

                                   By: /s/ Bill Funcannon
                                       -----------------------------------------
                                       Bill Funcannon,
                                       Attorney-in-fact


                                   GERARD H. LANGELER

                                   By: /s/ Bill Funcannon
                                       -----------------------------------------
                                       Bill Funcannon,
                                       Attorney-in-fact


                                   WILLIAM D. MILLER

                                   By: /s/ Bill Funcannon
                                       -----------------------------------------
                                       Bill Funcannon,
                                       Attorney-in-fact


                                   CHARLES P. WAITE, JR.

                                   By: /s/ Bill Funcannon
                                       -----------------------------------------
                                       Bill Funcannon,
                                       Attorney-in-fact